Exhibit 99.1

For Immediate Release

Overseas Shipholding Group, Inc. Announces Management Changes

New York, NY – February 11, 2013 - Overseas Shipholding Group, Inc., announced today that Morten Arntzen has resigned as President and Chief Executive Officer and as a director of the Company.

Captain Robert Johnston will serve as the President and Chief Executive Officer of the Company effective immediately.  Mr. Johnston has been the Senior Vice President and Head of U.S. Flag Strategic Business Unit.

“The Board thanks Morten Arntzen for his service, including during recent challenging times,” said Michael J. Zimmerman, Chairman of the Board of Directors of OSG.  “The Board is pleased that Bob Johnston is available to lead the company through the next stages of its Chapter 11 reorganization.”

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental performance. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contacts:

Chuck Burgess The Abernathy MacGregor Group (212) 371-5999 CLB@abmac.com	OSG Media Hotline (212) 578-1612	Investor Contact: John F. Collins, Jr. (212) 578-1699